BRF S.A.

Companhia Aberta

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

notice to shareholders

BRF S.A. ("BRF" or the "Company") (B3: BRFS3; NYSE: BRFS) hereby informs that, in the Board of Directors' Extraordinary Meeting held on April 19, 2018, the members of its Board of Directors decided, in connection with the election of the members of the Board of Directors included in the agenda for the Ordinary and Extraordinary General Shareholders' Meeting convened for April 26, 2018, for the appointment of the names listed below to integrate the slate for the Board of Directors, in case of withdrawal of the request for cumulative voting presented by Aberdeen Asset Management PLC:

Candidates:

Mr. Augusto Marques da Cruz Filho

Mr. Dan Ioschpe

Ms. Flávia Buarque de Almeida

Mr. Francisco Petros Oliveira Lima Papathanasiadis

Mr. José Luiz Osório

Mr. Luiz Fernando Furlan

Mr. Pedro Pullen Parente

Mr. Roberto Antonio Mendes

Mr. Roberto Rodrigues

Mr. Walter Malieni Jr.

It was approved the appointment of Messrs. Pedro Pullen Parente and Augusto Marques da Cruz Filho to run for Chairman and Vice-Chairman, respectively.

Finally, in case the cumulative vote remains valid, the Board of Directors declared its support to the names referred above.

São Paulo, April 20, 2018.

Lorival Nogueira Luz Jr.

Chief Financial and Investor Relations Officer